EXHIBIT 99.1
For Immediate Release
Date: March 9, 2007

Contacts:	J. Williar Dunlaevy	Stephen M. Conley
	Chairman & Chief Executive Officer	Chief Financial Officer & SVP

Phone:	413-445-3500	413-445-3530

Email:	bill.dunlaevy@legacybanks.com	steve.conley@legacybanks.com
Legacy Bancorp, Inc. Declares Quarterly Cash Dividend of $0.04 per Common Share
PITTSFIELD, MASSACHUSETTS (March 9, 2007): Legacy Bancorp, Inc. (the “Company” or “Legacy”) (NASDAQ: LEGC), the bank holding company for Legacy Banks (the “Bank”), today announced that its Board of Directors has declared a cash dividend of $0.04 per common share. The dividend will be paid on April 2, 2007, to stockholders of record as of March 20, 2007. Chairman and CEO J. Williar Dunlaevy stated, “We are pleased to announce both our fifth consecutive quarterly dividend after a little over one year as a public company, as well as a 33% increase in the dividend from three cents to four cents. We intend to continue to pay a quarterly dividend, subject to the Board’s review of earnings, financial condition, capital and other regulatory and financial considerations.”
FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.